Exhibit 99.1

ChevronTexaco Corporation
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

News from

FOR RELEASE AT 5:30 AM PDT
APRIL 30, 2004

CHEVRONTEXACO REPORTS RECORD QUARTERLY NET INCOME OF $2.6 BILLION

•	Income from continuing operations up 22 percent from year-ago quarter

•	Profit increase driven by improved performance in refining, marketing and transportation business

•	Exploration and production segment earns $2 billion on continued strong prices for crude oil and natural gas

•	Progress reported in areas of long-term strategic focus

     SAN RAMON, Calif., April 30, 2004 – ChevronTexaco Corp. today reported record net income of $2.6 billion ($2.40 per share – diluted) for the first quarter 2004, compared with net income of $1.9 billion ($1.81 per share – diluted) in the year-ago period. A major contributor to the earnings increase was improved performance by the company’s downstream operations.

     First quarter 2004 results included income of $34 million ($0.03 per share – diluted) associated with certain assets that were classified as discontinued operations because of their pending disposition. The income for these assets in the year-ago quarter was $37 million ($0.03 per share – diluted). The 2003 quarter also included net charges of $196 million ($0.18 per share – diluted) relating to the adoption of new accounting standards.

     Special charges of $55 million and $39 million were included in the 2004 and 2003 quarters, respectively. Foreign currency effects reduced earnings $43 million and $45 million in the corresponding periods, respectively.

Earnings Summary

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$1,951	$1,936
Downstream – Refining, Marketing and Transportation	640	315
Chemicals and Other	(63)	(172)

Total	2,528	2,079
Income From Discontinued Operations	34	37
Cumulative Effect of Changes in Accounting Principles	—	(196)

Net Income[1,2]	$2,562	$1,920

[1]Includes foreign currency effects	$(43)	$(45)
[2]Includes special charges	$(55)	$(39)

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     “All of our major businesses contributed to an excellent first quarter, with profits that helped us achieve a 17 percent return on capital employed for the past 12 months,” said Chairman and CEO Dave O’Reilly. “Our upstream operations continued to benefit from strong prices for both crude oil and natural gas. In our downstream and chemicals segments, increased demand for refined products and commodity chemicals strengthened industry margins and helped boost our earnings from last year’s first quarter.” O’Reilly commented that higher utilization rates throughout the company’s worldwide refinery network also contributed to the improvement in downstream earnings.

     “We’ve had a sustained period of very strong earnings and cash flows, and our outlook for the future remains positive,” O’Reilly added. “As a result of our sustained performance, we were pleased recently to announce a program to repurchase up to $5 billion of the company’s common stock as a means to further enhance shareholder value.

     “Since the first of this year, we’ve again reduced the company’s debt and contributed more than $500 million to our employee pension plans,” O’Reilly said. “Our balance sheet continues to strengthen, and we ended the first quarter with a debt ratio of 25 percent, down from 32 percent just a year ago.” O’Reilly also noted that the company’s cash balances at the end of this year’s first quarter were nearly $6 billion, up over $1.5 billion from the end of 2003.

     O’Reilly also remarked on recent achievements that underscore the company’s focus on key project milestones and strategic initiatives:

Upstream and Global Gas

•	Finalized sales of certain nonstrategic assets in the United States and the U.K. North Sea and continued major marketing efforts to sell other previously-announced nonstrategic assets in the United States and western Canada.

•	Advanced major development activities, including the Tahiti project in deepwater Gulf of Mexico and the Sanha Condensate Project offshore Angola.

•	Awarded the right to conduct exploration activities in deepwater Block-1 in the Joint Development Zone, offshore São Tomé and Principe and Nigeria. ChevronTexaco will be operator and have a 51 percent interest in the block.

•	Entered through the company’s 50 percent-owned Sasol Chevron joint venture into a Memorandum of Understanding with Qatar Petroleum to expand the ORYX gas-to-liquids project. Qatar Petroleum and Sasol Chevron also agreed to pursue an opportunity to develop a 130,000 barrels-per-day upstream/downstream integrated gas-to-liquids project.

Downstream

•	Announced plans to increase the company’s joint-venture-ownership interest in Singapore Refining Company from 33 percent to 50 percent, further strengthening ChevronTexaco’s position in one of its core and growing markets.

•	Made progress toward an objective of selling 1,500 service stations worldwide, with dispositions totaling more than 600 from the program’s inception in 2003 through the first quarter 2004.

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     In summary, O’Reilly said, “Besides benefiting from strong marketplace fundamentals in recent periods, we’ve also maintained our focus on operational excellence in daily operations and a disciplined approach toward investing for the long term. These are key enablers of increased profitability and improved returns on invested capital, which create value for our shareholders and further enhance our company’s competitiveness.”

     The company provided additional detail about factors contributing to the $2 billion of earnings in the quarter for the upstream operations. Average prices for U.S. crude oil and natural gas liquids in the quarter rose about a dollar per barrel to more than $30. Internationally, the average liquids price was slightly lower at about $29. The average U.S. natural gas sales price decreased 11 percent to $5.23 per thousand cubic feet, while internationally the average natural gas price of $2.67 was marginally higher than the year-ago quarter. Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined about 2 percent from the 2003 first quarter. Most of the decline was associated with properties sold after last year’s first quarter.

     Sales and other operating revenues in the first quarter 2004 were $33 billion, up 8 percent from the 2003 period.

UPSTREAM – EXPLORATION AND PRODUCTION

     U.S. Exploration and Production

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Income Before Cumulative Effect of Change in Accounting Principle[1]	$860	$1,016
Cumulative Effect of Accounting Change	—	(350)

Segment Income[1]	$860	$666

[1]Includes special charges	$(55)	$—

     U.S. exploration and production income was $860 million in the first quarter, down $156 million from results in the 2003 period before the $350 million charge related to the adoption of a new accounting principle. The 2004 results included a special charge for a litigation matter. Earnings declined primarily due to lower natural gas prices and lower net production of liquids and natural gas. Among the items partially offsetting these adverse effects were higher prices for crude oil and natural gas liquids and lower operating expenses.

     Net oil-equivalent production declined 10 percent, or 96,000 barrels per day, from the 2003 quarter. This resulted primarily from normal field declines and asset sales, the effects of which were only partially offset by increased and first-time production from various fields. The liquids component of net production was down 8 percent to 531,000 barrels per day. Net natural gas production averaged 2.1 billion cubic feet per day, down 13 percent.

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     International Exploration and Production

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Income From Continuing Operations[1]	$1,091	$920
Income From Discontinued Operations	34	37
Cumulative Effect of Accounting Change	—	145

Segment Income[1]	$1,125	$1,102

[1]Includes foreign currency effects	$(20)	$(46)

     International exploration and production income from continuing operations increased $171 million from the year-ago quarter to $1.091 billion. Among the factors contributing to the earnings increase were lower exploration expenses, an increase in the sale of crude oil and natural gas liquids and higher natural gas prices in certain countries. These benefits were partially offset by an effect of approximately $60 million from higher operating expenses.

     Oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, increased about 3 percent, or 47,000 barrels per day, from the year-ago first quarter. The net liquids component increased 43,000 barrels per day to 1,365,000. New production in Chad and higher net production in Indonesia, Venezuela and at the Athabasca oil sands project were partially offset by planned maintenance activities in China, expansion activities in Thailand, and lower net production in several other countries, including Nigeria and the Partitioned Neutral Zone. Production remains shut in for security reasons in certain onshore areas of Nigeria following civil unrest during the first half of 2003. Net natural gas production rose by 29 million cubic feet per day. Increased net production in Trinidad and Tobago, Kazakhstan, Venezuela and the Philippines was offset partially by lower production in Thailand, the United Kingdom and Canada.

DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION

     U.S. Refining, Marketing and Transportation

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Segment Income	$276	$70

     U.S. refining, marketing and transportation earnings of $276 million improved $206 million from last year’s quarter. The primary reasons for the improvement were an increase in average refined-product margins, higher sales volumes and lower operating expenses. Contributing to these improvements was the absence of major refinery shutdowns in 2004.

     The quarter’s average refined-product sales price increased 2 percent to about $45 per barrel. Sales volumes for refined products increased by 10 percent to 1,461,000 barrels per day, primarily on higher sales of unbranded gasoline, diesel fuel and fuel oil. Sales of branded gasoline increased 1 percent to 545,000 barrels per day in the first quarter 2004.

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     International Refining, Marketing and Transportation

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Segment Income[1,2]	$364	$245

[1]Includes foreign currency effects	$(25)	$(18)
[2]Includes special charges	$—	$(39)

     International refining, marketing and transportation segment income increased $119 million in the 2004 quarter to $364 million. Foreign currency effects reduced earnings $25 million and $18 million in the 2004 and 2003 periods, respectively. Results in 2003 also included $39 million of special charges relating to asset sales by an equity affiliate. Otherwise, the improvement in segment income resulted mainly from higher average refined-product margins and improved earnings from equity affiliates and the company’s shipping operations, which benefited from increased freight rates.

     Total refined-product sales volumes of 2,370,000 barrels per day were 2 percent higher in the 2004 quarter compared with last year’s quarter, primarily on higher sales of unbranded gasoline.

CHEMICALS

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Segment Income[1]	$74	$3

[1]Includes foreign currency effects	$(2)	$3

     Chemical operations earned $74 million in the first quarter 2004, compared with $3 million in the 2003 quarter. Results for the Oronite subsidiary and for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) affiliate improved on higher margins for lubricant additives and commodity chemicals. During the 2004 quarter, CPChem experienced high but relatively stable prices for natural gas and natural gas-based feedstocks and overall was able to recover most of these costs through higher prices. During the 2003 period, significant volatility in energy and feedstock costs hindered such pass-through efforts.

ALL OTHER

	Three Months Ended
	March 31
Millions of Dollars	2004	2003
Net Charges Before Cumulative Effect of Changes in Accounting Principles[1]	$(137)	$(175)
Cumulative Effect of Accounting Changes	—	9

Net Segment Charges[1]	$(137)	$(166)

[1]Includes foreign currency effects	$4	$16

     All Other consists of the company’s interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

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     Net segment charges before the cumulative effect of changes in accounting principles were $137 million in the first quarter 2004, compared with net charges of $175 million in the corresponding 2003 period. The effects of lower net interest expense and higher corporate income tax benefits were partially offset by lower Dynegy earnings and lower foreign exchange gains.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures were $1.7 billion during the first quarter 2004, compared with $1.5 billion in the 2003 period. The amounts included the company’s share of affiliate expenditures of about $300 million and $150 million in the 2004 and 2003 periods, respectively. The increase from 2003 included approximately $150 million related to the company’s share of expenditures by the 50 percent-owned Tengizchevroil affiliate for the expansion of production operations for the Tengiz and Korolev fields in Kazakhstan. Expenditures for international exploration and production projects in 2004 were nearly $900 million, or slightly more than 50 percent of the total expenditures, reflecting the company’s continued emphasis on international crude oil and natural gas production activities.

# # #

4/30/04

NOTICE

ChevronTexaco’s discussion of first quarter 2004 earnings with security analysts will take place on Friday, April 30, 2004, at 8:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected second quarter 2004 interim company and industry performance data on its Web site on Thursday, June 24, 2004, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; Dynegy’s ability to successfully complete its recapitalization and restructuring plans; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to successfully implement the restructuring of its worldwide downstream organization and other business units; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)

	Three Months
	Ended March 31
	2004	2003(1)
REVENUES AND OTHER INCOME
Sales and other operating revenues(2)	$32,988	$30,458
Income from equity affiliates	444	265
Other income	134	39

Total Revenues and Other Income	33,566	30,762

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	19,999	18,172
Operating expenses	2,151	1,913
Selling, general and administrative expenses	1,021	1,009
Exploration expenses	84	154
Depreciation, depletion and amortization	1,192	1,232
Taxes other than on income(2)	4,766	4,330
Interest and debt expense	93	130
Minority interests	22	22

Total Costs and Other Deductions	29,328	26,962

Income From Continuing Operations Before Income Tax Expense	4,238	3,800
Income tax expense	1,710	1,721

Income From Continuing Operations	2,528	2,079
Income From Discontinued Operations	34	37

Income Before Cumulative Effect of Changes in Accounting Principles	2,562	2,116
Cumulative effect of changes in accounting principles, net of tax	—	(196)

NET INCOME	$2,562	$1,920

PER-SHARE OF COMMON STOCK
Income From Continuing Operations — Basic	$2.38	$1.96
— Diluted	$2.37	$1.96
Income From Discontinued Operations — Basic	$0.03	$0.03
— Diluted	$0.03	$0.03
Cumulative Effect of Changes in Accounting Principles — Basic	—	$(0.18)
— Diluted	—	$(0.18)
Net Income — Basic	$2.41	$1.81
— Diluted	$2.40	$1.81
Dividends	$0.73	$0.70
Weighted Average Number of Shares Outstanding (000’s) — Basic	1,063,409	1,062,017
— Diluted	1,066,180	1,063,600
(1) 2003 conformed to the 2004 presentation for discontinued operations.
(2) Includes consumer excise taxes.	$1,857	$1,691

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

SPECIAL ITEMS INCLUDED IN NET INCOME(1)
(unaudited)

	Three Months
	Ending March 31
	2004	2003
U.S. Upstream
Litigation provisions	$(55)	$—
International Downstream
Share of losses from asset sales by an equity affiliate	—	(39)

Total Special Items	$(55)	$(39)

INCOME FROM CONTINUING OPERATIONS
— BY MAJOR OPERATING AREA
(unaudited)

	Three Months
	Ending March 31
	2004	2003
Upstream — Exploration and Production
United States	$860	$1,016
International	1,091	920

Total Exploration and Production	1,951	1,936

Downstream — Refining, Marketing and Transportation
United States	276	70
International	364	245

Total Refining, Marketing and Transportation	640	315

Chemicals	74	3
All Other(2)	(137)	(175)

Income From Continuing Operations	2,528	2,079
Income From Discontinued Operations	34	37
Cumulative Effect of Changes in Accounting Principles	—	(196)

Net Income	$2,562	$1,920

SELECTED BALANCE SHEET ACCOUNT DATA
(unaudited)

	Mar. 31, 2004	Dec. 31, 2003
Cash and Cash Equivalents	$5,858	$4,266
Marketable Securities	$1,023	$1,001
Total Assets	$85,107	$81,470
Total Debt	$12,405	$12,597
Stockholders’ Equity	$38,166	$36,295

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

CHEVRONTEXACO CORPORATION — FINANCIAL REVIEW

CAPITAL AND EXPLORATORY EXPENDITURES(1)
(millions of dollars)

	Three Months
	Ending March 31
	2004	2003
United States
Exploration and Production	$424	$347
Refining, Marketing and Transportation	53	120
Chemicals	27	17
Other	207	69

Total United States	711	553

International
Exploration and Production	877	845
Refining, Marketing and Transportation	90	136
Chemicals	2	4
Other	2	3

Total International	971	988

Worldwide	$1,682	$1,541

OPERATING STATISTICS(1)

	Three Months
	Ending March 31
	2004	2003
NET LIQUIDS PRODUCTION (MB/D):
United States	531	577
International	1,225	1,246

Worldwide	1,756	1,823

NET NATURAL GAS PRODUCTION (MMCF/D):(2)
United States	2,061	2,365
International	2,170	2,141

Worldwide	4,231	4,506

NET OIL-EQUIVALENT PRODUCTION (MB/D):
United States	875	971
International	1,586	1,603

Worldwide	2,461	2,574

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D):(3)	140	76

SALES OF NATURAL GAS (MMCF/D):
United States	4,018	4,013
International	1,939	2,260

Worldwide	5,957	6,273

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	182	270	(4)
International	97	124

Worldwide	279	394

SALES OF REFINED PRODUCTS (MB/D):
United States	1,461	1,326	(4)
International	2,370	2,330

Worldwide	3,831	3,656

REFINERY INPUT (MB/D):
United States	926	836
International	1,053	1,082

Worldwide	1,979	1,918	(4)

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	51	39
International	282	269
(3) Other produced volumes — International (MB/D):
Athabasca Oil Sands	27	1
Boscan Operating Service Agreement	113	75
(4) 2003 volumes conformed to 2004 presentation.